PROGEN
                                                              INDUSTRIES LIMITED

          PI-88 PHASE II CLINICAL TRIAL TARGETING LIVER CANCER LAUNCHED

BRISBANE,  AUSTRALIA  WEDNESDAY  JULY  14, 2004. Progen Industries Limited (ASX:
PGL, NASDAQ: PGLAF), an oncology-focused drug discovery and development company, announced the commencement of the fourth and largest in the series of PI-88
Phase II clinical trials. This trial will evaluate PI-88, the company's lead anti-cancer compound, in patients with primary liver cancer (hepatocellular carcinoma or "HCC") following surgical removal (resection) of the primary tumor.

The launch of the Phase II HCC trial is very significant to PI-88's clinical development as it represents the first time that PI-88 is being evaluated for its ability to prevent/reduce recurrence of disease. Following resection of the primary liver tumor, patients present with a low tumor burden providing the opportunity to demonstrate PI-88's anti-angiogenic and anti-metastatic mechanism of action. Although early diagnosis and treatment may improve patient well-being and survival, HCC recurs frequently in the first 12 months after hepatic resection. This trial will examine the effect of PI-88 given as an adjuvant therapy following curative hepatic resection.

Asian clinical trial collaborator Medigen Biotechnology Corporation is conducting the trial in Taiwan under Progen regulatory (FDA) sponsorship. The large randomized study will involve approximately 340 patients with two treatment arms (each arm representing one different dose level of PI-88) and a control arm (no treatment). The objective of the trial will be to determine the number of patients with recurrence over 48 weeks post surgery with or without PI-88 as adjuvant therapy. This announcement coincides with the treatment of the first patient in the trial. The participating hospitals namely, National
Taiwan  University  Hospital  (Taipei),  Chang  Gung Memorial Hospital (Linkou),
Veterans General Hospital (Taichung) and China Medical University Hospital represent a broad cross section of the most prestigious hospitals in Taiwan.

"We are looking forward to seeing the results of this trial", commented Progen's
Managing Director Lewis Lee. "To determine a drug's ability to prevent recurrence via inhibiting angiogenesis generally requires a huge investment with a trial program that can last many years. This is impractical and undesirable in terms of research dollars needed, as well as having impact on the therapy's patent life. However, the current trial design and target disease represents a very sensible and practical opportunity to assess PI-88's potential to improve cancer patient survival after tumor bulk has been removed. By attacking the growth of blood vessels to the tumor (angiogenesis) and the spread of the tumor
(metastasis) we hope PI-88 will reduce the number of patients that have disease recurrence in the 12 months following surgery."

This  trial represents the fourth in a series of PI-88 Phase II trials launched.
In previous trials, PI-88 has demonstrated benefit and disease impact in some patients. From the PI-88 Phase I single agent trial completed in January this year, over 40% of the melanoma patients showed retarded tumor growth for periods lasting up to 35 months. The Phase II multiple myeloma trial completed in August
2003 showed 41% of patients with cancer stabilization for periods up to 2 years.
These data has provided the company with the additional confidence to expand the current PI-88 Phase II clinical program which now includes clinical investigation into Melanoma, Multiple Myeloma, Non-Small-Cell Lung Cancer and now HCC.


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ABOUT PRIMARY LIVER CANCER (HEPATOCELLULAR CARCINOMA OR HCC)
Cancer  that  has  it  origins  in  the  liver  is  called  primary liver cancer
(hepatocellular carcinoma or HCC). Conservatively, over half a million new cases of HCC are recorded worldwide each year, making it the fifth most common cancer and the third major cause of mortality in cancer worldwide. The most common cause of HCC is from the advance of liver cirrhosis from chronic infection via early HBV, HCV and other variant hepatitis infections making the origins of HCC different in various regions of the world. In high prevalence areas such as China, HCC is likely to be caused through chronic HBV infection. HCC was the leading cause of cancer related death in Taiwan in 2002. Due to late disease diagnosis only 10% to 20% of patients are eligble for surgery, so survival statistics remain poor. Inoperable HCC can prove fatal within 3 to 6 months.

ABOUT PI-88
Our lead product candidate, PI-88, is one of a new class of multi-targeted cancer therapeutics inhibiting both angiogenesis or tumor promoting factors such as Vascular Endothelial Growth Factor, Fibroblast Growth Factors 1 and 2, and
Heparanase, an enzyme implicated in metastasis (tumor spread). PI-88 is currently being investigated in Phase II clinical trials in the U.S., Australia and Taiwan under an active Investigational New Drug application, or IND, with the United States Food and Drug Administration, or FDA.

ABOUT PROGEN:
Progen Industries Limited is an Australian based globally focused biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of various diseases.

Progen's three key areas of expertise are:
- CLINICAL DEVELOPMENT viaa comprehensive clinical trials programme involving its two lead compounds PI88 and PI-166.
- DRUG DISCOVERY projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
- COMMERCIAL SERVICES manufacturing of biopharmaceutical products to global standards.

KEYWORDS - Progen, cancer, PI-88, Phase I, Phase II, clinical trials, non-small cell lung cancer, melanoma, multiple myeloma, hepatoma, HCC, primary liver cancer

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WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:
PI-88 Receives FDA Orphan Drug Designation   www.progen.com.au/?page=nepress2004.html
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1/2 Yr results & Encouragement from Avastin  www.progen.com.au/?page=nepress2004.html
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Third Phase II launched - Lung Cancer        www.progen.com.au/?page=nepress2004.html
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Melanoma Phase II Trial Commenced            www.progen.com.au/?page=nepress2004.html
                                             ----------------------------------------
Achieves Efficacy Endpoint Phase II Trial    www.progen.com.au/?page=nepress2003.html
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PI-88 mode of action                         www.progen.com.au/?page=repi-88.html
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Progen's drug development pipeline           www.progen.com.au/?page=pihome.html
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Progen Industries Ltd                        www.progen.com.au
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CONTACTS:

PROGEN INFORMATION:
Sarah Meibusch                              Lewis Lee
Business Development Manager                Managing Director
Progen Industries Limited                   Progen Industries Limited
Sarah.Meibusch@progen.com.au                Lewis.Lee@progen.com.au
----------------------------                -----------------------
Ph: 61 7 3273 9100                          Ph: 61 7 3273 9100


CLINICAL DEVELOPMENT INQUIRIES
Robert Don PhD                              Patient Enquiry Line
VP, Research and Development                Tel: +61 417 436 548 (US) or 0417 436 548 (Australia)
Progen Industries Limited                   Email: research@progen.com.au
                                                   ----------------------
Robert.Don@progen.com.au
------------------------
Ph: 61 7 3273 9100

This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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